EXHIBIT 99.1
                             ------------


                  KROGER 3RD QTR PER SHARE BEFORE CHARGE:
                           36 CENTS VS 27 CENTS

          CINCINNATI, Ohio, October 22, 1997 --- The Kroger Co. (NYSE: KR) said today that 1997 third quarter earnings per share before an extraordinary charge increased 33 percent to 36 cents per fully diluted share from 27 cents in last year's third quarter.
     The Company said its third quarter results established new records for net earnings, earnings per share, cash flow, and sales. Last year's earnings per share were reduced approximately one cent from the effect of work stoppages in Colorado.
     Earnings before the extraordinary charge increased 33 percent to $96.5 million from $72.3 million in the 1996 third quarter. After the extraordinary charge of $0.8 million for the early retirement of debt, Kroger's net earnings were $95.7 million versus $71.4 million in the prior year quarter.
     Operating cash flow (earnings before interest, taxes and depreciation) rose 12.6 percent to $358.5 million, compared to $318.4 million in last year's third quarter.
     Total sales rose 4.7 percent to $7.69 billion from $7.34 billion. Identical food store sales decreased 0.7 percent in the quarter, reflecting food cost deflation as well as the impact of Kroger store openings on nearby Company stores. Comparable store sales, which include results from expanded and relocated stores, increased 2.5 percent.

     Kroger Chairman and Chief Executive Officer Joseph A. Pichler said the Company's third quarter results were especially satisfying because of the challenging sales environment in which they were achieved. "Despite cost deflation and continued intense competition for sales, Kroger's performance remains strong," Pichler said.
     During the third quarter, interest expense declined 7.2 percent to $85.2 million. Total net debt at the end of the third quarter was $3.27 billion, a decrease of $355 million from the 1996 third quarter.
     Kroger opened or expanded 26 food stores in the third quarter, compared to 31 new stores and expansions in the previous year quarter.
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                              The Kroger Co.
                            Sales and Earnings

               3rd Qtr                  3rd Qtr       Percent
               10/4/97                  10/5/96
               ________               _________       _______

Sales     $7,686,639,826           $7,343,132,896       4.7
          ==============           ==============      ======

EBITD <F1>$  358,495,988           $  318,361,978      12.6

LIFO      $   (3,000,000)          $   (7,700,000)

Interest  $  (85,213,482)          $  (91,829,325)

Depreciation
          $ (112,008,527)          $ (101,192,335)
          _______________          _______________
Pre-tax earnings
before extraordinary
item      $  158,273,979           $  117,640,318

Tax expense
          $  (61,744,165)          $  (45,291,522)
          ______________           ______________

Earnings before
extraordinary
item      $   96,529,814           $    72,348,796     33.4

Extraordinary
item  <F2>$     (801,951)          $      (927,993)
          _______________          _______________

Net earnings
          $   95,727,863           $    71,420,803
          ===============          ===============
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Primary earnings
(loss) per common
share:
From operations    $0.36                    $0.28

From extraordinary
item <F2>          $0.00                    $0.00
                ________                _________

Primary net earnings
per common share   $0.36                    $0.28
                ========               ==========

Fully-diluted earnings
(loss) per common
share:
From operations    $0.36                    $0.27

From extraordinary
item <F2>         ($0.00)                  ($0.00)
       _________________             ________________

Fully-diluted net earnings
per common share
                   $0.36                    $0.27
       =================             ================

Number of shares used
in primary per share
calculation  267,519,130              262,999,982

Number of shares used
in fully-diluted per share
calculation  268,042,921              264,553,622


<F1>  EBITD represents pre-tax earnings before interest,
depreciation, and LIFO but after the costs associated with the adoption of FASB 106.
<F2>  Represents the after-tax loss from the early retirement of debt.

               3 Qtrs                   3 Qtrs        Percent
              10/4/97                  10/5/96
              ________               _________        _______

Sales     $20,057,846,561          $18,971,752,578      5.7
          ===============           ==============     ======

EBITD <F1>$ 1,003,966,978          $   874,325,214     14.8

LIFO      $   (11,000,000)         $   (14,700,000)

Interest  $  (223,313,123)         $  (232,977,886)

Depreciation
          $  (285,584,294)         $  (257,189,494)
          _______________          _______________

Pre-tax earnings before
cumulative effect adjustment and
extraordinary
loss       $  484,069,561          $   369,457,834

Tax
expense    $ (187,142,819)         $  (142,241,265)
           ______________          ______________

Earnings before
cumulative effect adjustment and
extraordinary
loss       $  296,926,742         $    227,216,569     30.7

Extraordinary
loss  <F2> $   (9,044,804)        $     (2,777,708)
           ______________         ________________

Net earnings
           $  287,881,938         $    224,438,861     28.3
           ==============         ================

Primary earnings (loss)
per common
share:
From operations     $1.11                   $0.87

From extraordinary
loss  <F2>         ($0.03)                 ($0.01)
           ______________        ________________

Primary net earnings
per common share
                    $1.08                   $0.86
           ==============        ================
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Fully-diluted earnings (loss)
per common share:
From operations     $1.11                   $0.86

From extraordinary
loss <F2>          ($0.03)                 ($0.01)
             ____________              __________

Fully-diluted net earnings
per common share
                    $1.08                   $0.85
             ============              ==========
Number of shares used in
primary per share
calculation   266,804,695             262,019,628

Number of shares used in
fully-diluted per share
calculation   268,291,887             263,964,346

<F1>  EBITD represents pre-tax earnings before interest,
depreciation and LIFO but after the costs associated with the adoption of FASB 106.
<F2>  Represents the after-tax loss from the early retirement of debt.
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